Exhibit 23
Consent Of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-64040) of our report dated June 25, 2009 relating to the statements of net assets available for benefits of the Northwest Retirement Savings Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefit for the years then ended which appear in this Form 11-K.
/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania
June 25, 2009